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                                                                      Exhibit 13

                          ALLMERICA INVESTMENT TRUST
                       PLAN OF DISTRIBUTION AND SERVICE

          WHEREAS, Allmerica Investment Trust, a business trust organized and existing under the laws of The Commonwealth of Massachusetts (the "Trust"), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

          WHEREAS, the Trust currently offers shares of beneficial interest ("Shares") in the series listed on Exhibit A attached hereto (each, a "Series"); and

          WHEREAS, Shares of each Series of the Trust may from time to time be offered to separate accounts ("Separate Accounts") of First Allmerica Financial Life Insurance Company, Allmerica Financial Life Insurance and Annuity Company, and other insurance companies (collectively, the "Insurance Companies") that issue variable annuity contracts and variable life insurance policies investing indirectly in Shares (collectively, "Variable Contracts") and to qualified pension and retirement plans; and

          WHEREAS, the Trust may enter into participation agreements with Insurance Companies (each, a "Participating Insurance Company") concerning the sale of Shares of one or more Series to the Separate Accounts of such Participating Insurance Companies; and

          WHEREAS the Trust desires to adopt this Plan of Distribution and Service (the "Plan") pursuant to Rule 12b-1 under the 1940 Act with respect to the Shares of each Series and of such other Series as may hereafter be designated by the Trust's board of trustees (the "Trustees") and have Shares established.

          NOW, THEREFORE, the Trust hereby adopts this Plan in accordance with Rule 12b-1 under the 1940 Act.

Section 1.  Distribution Fee.
            ----------------

          The Trust, on behalf of each Series, is authorized to pay a fee (the "Distribution and Service Fee") to Participating Insurance Companies at an annual rate of up to 0.25 percent of the average daily net assets of the Shares of each Series. Subject to such restriction and subject to the provisions of
Section 10 hereof, the Distribution and Service Fee shall be as approved from time to time by (a) the Trustees and (b) the Independent Trustees. The Trust is not obligated to pay any distribution expense in excess of the Distribution and Service Fee described in this Section 1. The Distribution and Service Fee shall be accrued daily and paid monthly or at such other intervals as the Trustees shall determine. If at any time this Plan shall not be in effect with respect to all Shares of all Series, the Distribution and Service Fee shall be computed on the basis of the net assets of the Shares of those Series for which the Plan is in effect.


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Section 2.  Expenses Covered by the Plan.
            ----------------------------

       Some or all of the Distribution and Service Fee paid to a Participating Insurance Company may be spent on any activities or expenses primarily intended to result in the sale of Shares and/or Variable Contracts, including but not limited to the following:

       (a) compensation to and expenses of employees, including overhead expenses, who engage in the sale or distribution of Shares or Variable Contracts;

       (b) printing and mailing of prospectuses, statements of additional information and reports for prospective owners and purchasers of Shares or Variable Contracts;

       (c) compensation to financial intermediaries and broker-dealers, including without limitation trail commissions or other commissions, to pay or reimburse them for their services or expenses in connection with the distribution of Shares or Variable Contracts;

       (d) expenses relating to the development, preparation, printing and mailing of Trust advertisements, sales literature and other promotional materials describing and/or relating to the Trust;

       (e) expenses of holding seminars and sales meetings designed to promote the sale or distribution of Shares or Variable Contracts;

       (f) expenses of obtaining information and providing explanations to Variable Contract owners regarding Trust investment objectives and policies and other information about the Trust and/or its Series, including the performance of the Series;

       (g) expenses of training sales personnel regarding Variable Contracts or Shares of the Trust and/or its Series;

       (h) expenses of compensating sales personnel regarding Variable Contracts or Shares of the Trust and/or its Series;

       (i) expenses of providing personal services and maintenance or retention of the accounts of Variable Contract owners with respect to Shares attributable to such accounts; and

       (j) financing any other activity that the Trustees determine is primarily intended to result in the sale of Shares or Variable Contracts.

Section 3.  Payments by Investment Adviser and Distributor.
            ----------------------------------------------

       Each of the Trust's investment adviser and principal underwriter may, with respect to the Shares of any Series, make payments from its own resources for the purposes described in Section 2.

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Section 4.  Approval by Shareholders.
            ------------------------

       This Plan shall not take effect with respect to any Series until it has been approved by a vote of the majority of the outstanding voting securities of such Series. If adopted with respect to Shares of a Series after any public offering of those Shares, this Plan shall not take effect with respect to those Shares unless it has first been approved by a vote of a majority of the outstanding voting securities of that Series.

Section 5.  Approval by Trustees.
            --------------------

       This Plan shall not take effect until it has been approved by votes of the majority (or whatever greater percentage may, from time to time, be required by Section 12(b) of the 1940 Act or the rules and regulations thereunder) of both (a) the Trustees, and (b) the Independent Trustees, cast in person at a meeting called for the purpose of voting on this Plan.

Section 6.  Continuance of the Plan.
            -----------------------

       After approval as set forth in Section 4 (as applicable) and Section 5, this Plan shall continue in effect for a period of more than one year after it takes effect only so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Section 5.

Section 7.  Written Reports.
            ---------------

       Any person authorized to direct the disposition of monies paid or payable by the Trust on behalf of any Series, pursuant to this Plan or any related agreement shall provide to the Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

Section 8.  Termination.
            -----------

       This Plan may be terminated at any time with respect to the Shares of any Series by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities of such Series.

Section 9.  Related Agreements.
            ------------------

       All agreements with any person relating to implementation of this Plan with respect to Shares of any Series shall be in writing, and any agreement related to this Plan with respect to any such Shares shall provide:

       (a) that such agreement shall continue in effect for a period of more than one year after it takes effect only so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Section 5;

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     (b)  that such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities of such Series, or by any other party to the agreement, upon not more than 60 days' written notice to any other party to the agreement; and

     (c) that such agreement shall terminate automatically in the event of its assignment.

Section 10.  Amendments.
             ----------

     This Plan may not be amended to increase materially the amount of the Distribution and Service Fee permitted to be paid by the Trust on behalf of a Series pursuant to Section 1 hereof without approval by a vote of at least a majority of the outstanding voting securities of such Series, and all material amendments to this Plan shall be approved in the manner provided for approval of this Plan in Section 5.

Section 11.  Selection of Independent Trustees.
             ---------------------------------

     While this Plan is in effect, the selection and nomination of the Independent Trustees will be committed to the discretion of the Independent Trustees; and any person who acts as legal counsel for the Independent Trustees shall be an "independent legal counsel" within the meaning of the 1940 Act and rules and regulations thereunder.

Section 12.  Definitions.
             -----------

     As used in this Plan, (a) an "Independent Trustee" shall mean each Trustee of the Trust who is not an interested person of the Trust, and who has no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms "assignment," "interested person" and "majority of the outstanding voting securities" shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions or interpretations as may be granted or issued by the Securities and Exchange Commission.

Section 13.  Compensatory Plan.
             -----------------

     The amount of the Distribution and Service Fee payable by the Trust under
Section 1 hereof is not related directly to expenses incurred by any Participating Insurance Company in providing distribution-related services on behalf of such Series, and Section 2 hereof does not obligate the Trust to reimburse any such Participating Insurance Company for such expenses. If the Plan is terminated or not renewed with respect to the Shares of any Series, any expenses relating to distribution activities incurred by any Participating Insurance Company on behalf of the Series in excess of payments of the Distribution and Service Fee which such Participating Insurance Company has received or accrued through the termination date are the sole responsibility and liability of such Participating Insurance Company, and are not obligations of the Trust.

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Section 14.  Preservation of Materials.
             -------------------------

       The Trust will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 7 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

Section 15.  Limitation of Liability.
             -----------------------

       The Trustees and the shareholders of each Series shall not be liable for any obligations of the Trust or any Series under this Plan, and any person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Trust or such Series in settlement of such right or claim, and not to such Trustees or shareholders.

       A copy of the Amended Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of The Commonwealth of Massachusetts. It is acknowledged that the obligations of or arising out of this Plan are not binding upon any of the Trust's trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of the Trust in accordance with its proportionate interest hereunder. It is further acknowledged that the assets and liabilities of each Series are separate and distinct and that the obligations of or arising out of this Plan are binding solely upon the assets or property of the Series on whose behalf the Trust has adopted this Plan. It is also acknowledged that the obligations of each Series hereunder shall be several and not joint, in accordance with its proportionate interest hereunder, and no Series shall be responsible for the obligations of another Series.

       Nothing herein contained shall be deemed to require the Trust to take any action contrary to its Amended Agreement and Declaration of Trust or By-laws or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trustees of the responsibility for and control of the conduct of the affairs of a Series.

Section 16.  Governing Law.
             -------------

       This Plan shall be construed in accordance with the laws of The Commonwealth of Massachusetts and the applicable provisions of the 1940 Act.

Section 17.  Severability.
             ------------

       If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby. The provisions of this Plan are severable with respect to each class of shares offered by a Series and with respect to each Series.


Adopted as of February 12, 2002

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     IN WITNESS WHEREOF, the Trust has adopted this Plan of Distribution and
Service pursuant to Rule 12b-1 under the 1940 Act as of the date set forth below.


Date:  February 12, 2002.



                                   ALLMERICA INVESTMENT TRUST


                                   ____________________________________
                                   By:
                                   Title:

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                                   EXHIBIT A


     Select Emerging Markets Fund

     Select Aggressive Growth Fund

     Select Capital Appreciation Fund

     Select Value Opportunity Fund

     Select International Equity Fund

     Select Growth Fund

     Select Strategic Growth Fund

     Core Equity Fund

     Equity Index Fund

     Select Growth and Income Fund

     Select Strategic Income Fund

     Select Investment Grade Income Fund

     Government Bond Fund

     Money Market Fund


Effective May 1, 2002.

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